                                                                     EXHIBIT 11

                    STATEMENT RE: COMPUTATION OF EARNINGS

The following table sets forth the computation of primary and fully diluted earnings (loss) per unit for the periods ended:

                                                  For the Period
                                                September 26, 1997          For the
                                                     Through             12 Months Ended
                                                December 31, 1997       December 31, 1998

Numerator:
  Net Earnings/(Loss) - Primary and Diluted     $        (137,700)      $      (1,128,152)
                                                =================       =================

Denominator:
  Weighted Average Units Outstanding - Primary          1,927,243               9,438,704
  Effect of Potentially Dilutive Unit                   8,072,757                 561,296
                                                -----------------       -----------------
  Units Outstanding - Diluted                          10,000,000              10,000,000
                                                =================       =================

Primary Earnings/(Loss) per Unit                $           (0.07)      $           (0.12)
                                                =================       =================
Diluted Earnings/(Loss) per Unit                $           (0.01)      $           (0.11)
                                                =================       =================

The weighted average units outstanding - basic was calculated on a daily outstanding unit basis. The outstanding units - diluted was calculated assuming that all of the Calss B Units currently issued and outstanding will eventually be converted into an equal number of Class A Units.